Exhibit 99.1

For Immediate Release	Contact: Bradford Nelson, President
May 11, 2017	Telephone: (303) 339-0500

ROYAL HAWAIIAN ORCHARDS, L.P. FILES REGISTRATION STATEMENT FOR RIGHTS OFFERING

Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today announced that it has successfully concluded its rights offering, which expired at 5:00 p.m., Eastern Time, on May 9, 2017. The rights offering allowed existing unit holders of the Partnership to purchase an aggregate of 11,100,000 depositary units representing Class A units of limited partnership interests (“Class A Units”) at $1.79 per Class A Unit.

The rights offering was fully subscribed. The Partnership will receive gross proceeds of approximately $19.869 million from the rights offering. Unit holders subscribed for 11,100,000 Class A Units, which will be issued by American Stock Transfer & Trust Company, LLC, the subscription agent for the rights offering, as promptly as practicable. Following such issuance, the Partnership will have 22,200,000 Class A Units outstanding. The Partnership also reported that the rights offering was oversubscribed. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

About Royal Hawaiian Orchards

Royal Hawaiian Orchards, L.P. is a leading grower and processor of macadamia nuts, processing and marketing macadamia nuts in-shell, bulk kernel and all natural, “better for you” snack products marketed under the Royal Hawaiian Orchards® brand name.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the timing of the issuance of Class A Units and the return of excess subscription payments. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.